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                                                                      Exhibit 15
August 10, 2001

PC Connection Inc. and Subsidiaries
Merrimack, New Hampshire

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PC Connection, Inc. and subsidiaries for the periods ended June 30, 2001 and 2000, as indicated in our report dated July 18, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, is incorporated by reference in Registration Statement Nos. 333-40172, 333-69981, 333-50847, 333-50845, and 333-83943 of PC Connection, Inc. on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts